EXHIBIT 99.1

Repros Completes Dosing in Phase 2 Low-Dose Oral Proellex(R) Trial

  Consistent induction of cessation of menses, the efficacy surrogate observed at daily doses as low as 3mg
  No evidence of liver enzyme elevations at any daily dose tested (maximum 12 mg)
  All doses were well tolerated
  No negative impact on the endometrium observed
  Good therapeutic window demonstrated
  Company to request Type B meeting

THE WOODLANDS, Texas, Jan. 3, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has completed dosing in its Phase 2 low-dose trial of oral Proellex intended for the treatment of symptoms of uterine fibroids and endometriosis. A particular focus in the present study, also known as ZP-204, was evaluation of induction of amenorrhea (cessation of menses) where doses as low as 3 mg were found effective.

Over the evaluated dose range menstrual events before and after the dosing phase were similar. At the end of the 10 week dosing period menses typically returned within 35 days for all of the groups.

There was no evidence of elevations of liver enzymes over baseline, suggesting these lower doses avoid the type of adverse events seen at much higher doses in earlier studies.

The Company will request a Type B meeting with the FDA on completion of the final clinical study report. Based on the present data and the strong efficacy signal in its previous Phase 2 studies the Company hopes to re-enter Phase 3 with low dose oral Proellex. The Company believes a Type B meeting can be scheduled with the FDA during the second quarter of 2012.

About the ZP-204 Study

The ZP-204 study was a five arm dose escalation study in which up to 12 women were randomized in to each arm. Each arm randomized a new set of women. Normal women of reproductive age or those with diagnosed endometriosis or uterine fibroids were enrolled into the trial. Doses of 1, 3, 6, 9 and 12 mg of daily oral Proellex were studied. Each successive dose was studied after the previous dose exhibited no liver enzyme elevations after 8 weeks of continuous treatment.

Initially women were assessed weekly in a single blind placebo run-in for up to 6 weeks in order to record their weekly changes in liver enzyme as well as their menstrual bleeding events and intensity. Baseline endometrial thickness was also determined.

Women were given home ovulation timing kits and instructed to return to the clinic once ovulation was detected. A 24 hour pharmacokinetic (pk) assessment was made on the first day of dosing. Women then continued to take the drug for the following 10 weeks returning to the clinic weekly to assess liver function and determine trough levels of the drug. At the end of the 10 week period women returned to the clinic for another 24 hour pk assessment. Vaginal daily bleeding diaries were maintained over the course of the study and into the follow-up period. Endometrial thickness was assessed on the last day of dosing and at the follow-up visit.

An outside Drug Safety Monitoring Board was established to assure the safety of the subjects in the trial. A total of 51 women completed the study. The drug was generally well tolerated. No woman withdrew from the study due to a serious adverse event.

Previous Clinical Experience with Proellex

In previous Phase 2 studies in uterine fibroids, doses as low as 12mg of Proellex daily consistently reduced symptoms of excessive menstrual bleeding and all the symptoms captured by the Uterine Fibroid Symptom Quality of Life Survey (UFSQOL) (p value <0.0001 for both assessments). The menstrual bleeding was captured using both a daily diary and the Pictorial Blood Loss Assessment Chart (PBAC), a validated instrument to determine menstrual or vaginal blood loss. The changes in all of the endpoints strongly correlated with cessation of menses. The FDA's preferred endpoint for fibroids is change in menstrual bleeding patterns. In addition, daily oral doses of 12.5 to 50 mg resulted in a dose dependent reduction in fibroid size.

Similarly, significant changes in the pain endpoints of endometriosis were observed in a Phase 2 study of 25 and 50 mg daily oral doses of Proellex in women with severe endometriosis using an FDA recommended modified Biberoglu Berhmann Symptom Survery (BBSS). Even though a 12.5 mg dose was not tested in the Phase 2 study, both the 25 and 50 mg dose consistently induced amenorrhea. There was no difference between the doses and the changes in all three pain components of endomentriosis, dysmenorrhea (painful menses), dyspareunia (painful sex) and non-menstrual pelvic pain all correlated well with induction of amenorrhea. In addition to a reduction in BBSS pain scores, there was a dramatic reduction in the need for analgesics. Most impressively approximately 50% of women required narcotics to cope with their endometrial pain at baseline. At the end of the 4 month study there was no change in the placebo group but in the combined active dose group <20% of the women were still using narcotics. Overall analgesic usage was reduced from over 90% of the women to <35% of the women in the active arms at the end of the four month study. The placebo group remained at approximately 90% usage.

In 2009, in large Phase 3 studies, elevated liver enzymes resulting in serious adverse events in approximately 3.5% of women on the 50 mg dose resulted in the clinical program being placed on hold by the FDA. There were no deaths, transplants, or prolonged hospitalizations required due to the elevations. The Company was successful in discussions with the FDA to lift the full clinical hold in order to allow for the ZP-204 study to be conducted to determine whether safe and effective doses were possible at the lower strengths tested.

In summary, using a variety of clinical endpoints recognized by the FDA, Proellex efficacy has been shown to be statistically significant and highly clinically relevant. The key remaining issue in the continued development of Proellex is the definition of the therapeutic window or risk:benefit ratio, towards which study ZP-204 provides fundamental information.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer